Exhibit 99

MDU Resources names Vollmer chief accounting officer

BISMARCK, N.D. - March 8, 2016 - MDU Resources Group, Inc. (NYSE: MDU) today announced that Jason L. Vollmer has been named vice president and chief accounting officer, in addition to his role as treasurer, effective March 19. He replaces Nathan Ring, who is resigning effective March 18.

“Through his role as treasurer, Jason has demonstrated successful leadership capabilities and has developed strong relationships with external and internal stakeholders. He has a thorough understanding of our financial reporting and planning processes,” said David L. Goodin, president and CEO of MDU Resources. “His strong analytical and managerial skills make him the right candidate to lead the accounting team at MDU Resources.”

Vollmer joined MDU Resources in 2005 as a financial analyst, was named manager of the treasury, cash and risk management department in 2011 and was named treasurer and director of cash, risk management and general accounting in 2014.

Vollmer has a bachelor’s degree in accounting from Minot State University in North Dakota and is a certified public accountant.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities, pipeline and midstream, construction materials and services and a diesel refinery. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:
Media: Laura Lueder, corporate public relations manager, 701-530-1095
Financial: Rick Matteson, director of investor relations, 701-530-1057